EXHIBIT 21


            SUBSIDIARIES OF WERNER ENTERPRISES, INC.
            ----------------------------------------

                                                    JURISDICTION OF
                       SUBSIDIARY                     ORGANIZATION
                    ----------------                ---------------

1.   Werner Leasing, Inc.                               Nebraska
2.   Gra-Gar, LLC                                       Delaware
3.   Drivers Management, LLC                            Delaware
4.   Werner Management, Inc.                            Nebraska
5.   Fleet Truck Sales, Inc.                            Nebraska
6.   Werner Global Logistics, Inc.                      Nebraska
7.   Werner Transportation, Inc.                        Nebraska
8.   Werner de Mexico, S. de R.L. de C.V.                Mexico
9.   Werner Enterprises Canada Corporation               Canada
10.  Werner Cycle Works, Inc.                           Nebraska
11.  Werner Leasing de Mexico, S. de R.L. de C.V.        Mexico
12.  Werner Global Logistics U.S., LLC                  Nebraska
13.  Werner Global Logistics (Barbados), SRL            Barbados
14.  Werner Global Logistics (Shanghai), Co., Ltd.       China
15.  Werner Global Logistics-Hong Kong Limited         Hong Kong
16.  Werner Fleet Truck Sales, Inc.                     Nebraska
17.  WECC, Inc.                                         Nebraska
18.  Werner Global Logistics Mexico, S. de R.L. de C.V.  Mexico
19.  Werner Global Logistics Australia Pty. Ltd        Australia